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EXHIBIT 11 - STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
(In thousands, except share amounts)

                                           2000            1999            1998            1997            1996
                                       -----------     -----------     -----------     -----------     -----------
Net income .........................   $    21,073     $    13,535     $     8,654     $     5,275     $     3,573
                                       -----------     -----------     -----------     -----------     -----------
Weighted average shares outstanding:

   Basic ...........................    16,734,204      16,087,237      15,067,664      11,048,685       8,798,997
                                       -----------     -----------     -----------     -----------     -----------
   Diluted .........................    16,968,871      16,269,312      15,197,264      11,133,239       8,880,150
                                       -----------     -----------     -----------     -----------     -----------
Earnings per common share - Basic ..          1.26            0.84            0.57            0.48            0.41
Effect of stock options ............         (0.02)          (0.01)             --           (0.01)          (0.01)
                                       -----------     -----------     -----------     -----------     -----------
Earnings per common share - Diluted    $      1.24     $      0.83     $      0.57     $      0.47     $      0.40
                                       ===========     ===========     ===========     ===========     ===========